As filed with the Securities and Exchange Commission on October 31, 2014

Registration No. 333-
___________________________________________________________________________
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURIIES ACT OF 1933

Diebold, Incorporated
(Exact Name of Registrant as Specified in Its Charter)

Ohio	34-0183970
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

5995 Mayfair Road, P.O. Box 3077, North Canton, Ohio 44720-8077
(Address of Principal Executive Offices Including Zip Code)

Amended and Restated 1991 Equity and Performance Incentive Plan
(Full Title of the Plan)

Jonathan B. Leiken, Esq.
Senior Vice President, Chief Legal Officer and Secretary
Diebold, Incorporated
5995 Mayfair Road, P.O. Box 3077
North Canton, Ohio 44720-8077
(330) 490-4000
(Name and Address, and Telephone Number, including Area Code, of Agent For Service)

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Shares, $1.25 par value per share	3,831,252	$36.84	$141,143,323.68	$16,400.86

(1)
Represents common shares, par value $1.25 per share, (“Common Shares”), of Diebold, Incorporated (the “Registrant”) issuable pursuant to the Registrant’s Amended and Restated 1991 Equity and Performance Incentive Plan (the “Plan”) being registered hereon. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such additional Common Shares as may become issuable pursuant to the anti-dilution provisions of the Plan.

(2)
Estimated solely for the purposes of determining the amount of the registration fee, pursuant to paragraphs (c) and (h) of Rule 457 under the Securities Act, on the basis of the average of the high and low sale prices of the Common Shares on the New York Stock Exchange on October 27, 2014, a date that is within five business days prior to filing.

The Registrant hereby files this Registration Statement on Form S-8 to register an additional 3,831,252 Common Shares under the Plan for which previously filed registration statements on Form S-8 relating to the Plan are effective. Pursuant to General Instruction E to Form S-8, this Registration Statement incorporates by reference the contents of the Registration Statement on Form S-8 (Registration No. 33-39988) filed by the Registrant on April 16, 1991, the Registration Statement on Form S-8 (Registration No. 333-32187) filed by the Registrant on July 28, 1997, the Registration Statement on Form S-8 (Registration No. 333-60578) filed by the Registrant on May 10, 2001, and the Registration Statement on Form S-8 (Registration No. 333-162036) filed by the Registrant on September 21, 2009, including all attachments and exhibits thereto, except to the extent supplemented, amended or superseded by the information set forth herein or therein.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 5. Interests of Named Experts and Counsel.
The legality of the Common Stock being offered by this Registration Statement has been passed upon for the Registrant by Mr. Jonathan B. Leiken. Mr. Leiken is the Registrant’s Senior Vice President, Chief Legal Officer and Secretary. As of October 31, 2014, Mr. Leiken held no Common Shares. Mr. Leiken is eligible to receive awards under the Plan.
Item 6. Indemnification of Directors and Officers.
The general effect of the Registrant’s Code of Regulations is to provide for the indemnification of its directors, officers and employees to the full extent permitted by applicable law, except that such indemnity shall not extend to any matters as to which any director, officer or employee shall be finally adjudged, in any such action, suit or proceeding, to be liable for negligence or misconduct in the performance of duties as such director or officer, nor to any settlement made without judgment, unless it be determined by the Board of Directors that he was not guilty of such negligence or misconduct.
Section 1701.13 of the Ohio Revised Code generally permits indemnification of any director, officer or employee with respect to any proceeding against any such person provided that: (a) such person acted in good faith; (b) such person reasonably believed that the conduct was in or not opposed to the best interests of the corporation; and (c) in the case of criminal proceedings, such person had no reasonable cause to believe that the conduct was unlawful. Indemnification may be made against expenses (including attorneys’ fees), judgments, fines and settlements actually and reasonably incurred by such person in connection with the proceeding; provided, however, that if the proceeding is one by or in the right of the corporation, indemnification may be made only against reasonable expenses (including attorneys’ fees) and may not be made with respect to any proceeding in which the director, officer or employee has been adjudged to be liable to the corporation, except to the extent that the court in which the proceeding was brought shall determine, upon application, that such person is, in view of all the circumstances, entitled to indemnity for such expenses as the court shall deem proper. The termination of any proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent does not, of itself, create a presumption that the director, officer or employee did not meet the standard of conduct required for indemnification to be permitted.
Section 1701.13 of the Ohio Revised Code further provides that indemnification thereunder may not be made by the corporation unless authorized after a determination has been made that such indemnification is proper, with that determination to be made (a) by the Board of Directors by a majority vote of a quorum consisting of directors not parties to the proceedings, (b) if such a quorum is not obtainable, or, even if obtainable, but a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, (c) by the shareholders, or (d) by the court in which the proceeding was brought.

Finally, Section 1701.13 of the Ohio Revised Code provides that indemnification or advancement of expense provided by that Section is not exclusive of any other rights to which those seeking indemnification may be entitled under the Articles of Incorporation or Code of Regulations or any agreement, vote of shareholders or disinterested directors or otherwise.
The Registrant maintains insurance on behalf of any person who is or was a director or officer against any loss arising from any claim asserted against him in any such capacity, subject to certain exclusions. The Registrant also maintains fiduciary liability insurance on behalf of any person involved in the management or administration of any employee benefit plan maintained by the Registrant.
Item 8. Exhibits
Exhibit Number Exhibit Description

4.1
Amended and Restated Articles of Incorporation of the Registrant (incorporated herein by reference to Exhibit 3.1(i) to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 1994 (Commission File No. 001-04879) filed with the Commission on March 9, 1995)

4.2
Certificate of Amendment by Shareholders to Amended Articles of Incorporation of the Registrant (incorporated herein by reference to Exhibit 3.2 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 1996 (Commission File No. 001-04879) filed with the Commission on April 30, 1996)

4.3
Certificate of Amendment to Amended Articles of Incorporation of the Registrant (incorporated herein by reference to Exhibit 3.3 to the Registrant’s Form 10-K for the year ended December 31, 1998 (Commission File No. 001-04879) filed with the Commission on March 8, 1999)

4.4
Amended and Restated Code of Regulations (incorporated herein by reference to Exhibit 3.1(ii) to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2007 (Commission File No. 001-04879) filed with the Commission on May 10, 2007)

4.5
Amended and Restated 1991 Equity and Performance Incentive Plan (incorporated herein by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K (Commission File No. 001-04879) filed with the Commission on April 30, 2014)

5.1	Opinion of Counsel

23.1	Consent of KPMG LLP, Independent Registered Public Accounting Firm

23.2	Consent of Counsel (included in Exhibit 5.1)

24.1	Powers of Attorney

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of North Canton, State of Ohio, on this 31st day of October, 2014.

                DIEBOLD, INCORPORATED

                By: /s/ Jonathan B. Leiken____________________________
Jonathan B. Leiken
Senior Vice President, Chief Legal Officer and Secretary

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated as of October 31, 2014.

Signature	Title
* Andreas W. Mattes	President and Chief Executive Officer and Director (Principal Executive Officer)
* Christopher A. Chapman	Senior Vice President and Chief Financial Officer (Principal Financial Officer)
* Christopher Macey	Vice President and Corporate Controller (Principal Accounting Officer)
* Patrick W. Allender	Director
* Roberto Artavia	Director
* Bruce L. Byrnes	Director
* Phillip R. Cox	Director
* Richard L. Crandall	Director
* Gale S. Fitzgerald	Director
* Gary G. Greenfield	Director
* Robert S. Prather, Jr.	Director
* Rajesh K. Soin	Director
* Henry D. G. Wallace	Director
* Alan J. Weber	Director

*
The undersigned, by signing his name hereto, does hereby sign this Registration Statement on Form S-8 on behalf of each of the officers and directors of the Registrant identified above pursuant to a Power of Attorney executed by the officers and directors identified above, which Power of Attorney is filed with this Registration Statement on Form S-8 as Exhibit 24.1.

DATED: October 31, 2014     By: /s/ Jonathan B. Leiken_______________________
Jonathan B. Leiken, attorney-in-fact

EXHIBIT INDEX

Exhibit Number Exhibit Description

4.1
Amended and Restated Articles of Incorporation of the Registrant (incorporated herein by reference to Exhibit 3.1(i) to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 1994 (Commission File No. 001-04879) filed with the Commission on March 9, 1995)

4.2
Certificate of Amendment by Shareholders to Amended Articles of Incorporation of the Registrant (incorporated herein by reference to Exhibit 3.2 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 1996 (Commission File No. 001-04879) filed with the Commission on April 30, 1996)

4.3
Certificate of Amendment to Amended Articles of Incorporation of the Registrant (incorporated herein by reference to Exhibit 3.3 to the Registrant’s Form 10-K for the year ended December 31, 1998 (Commission File No. 001-04879) filed with the Commission on March 8, 1999)

4.4
Amended and Restated Code of Regulations (incorporated herein by reference to Exhibit 3.1(ii) to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2007 (Commission File No. 001-04879) filed with the Commission on May 10, 2007)

4.5
Amended and Restated 1991 Equity and Performance Incentive Plan (incorporated herein by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K (Commission File No. 001-04879) filed with the Commission on April 30, 2014)

5.1	Opinion of Counsel

23.1	Consent of KPMG LLP, Independent Registered Public Accounting Firm

23.2	Consent of Counsel (included in Exhibit 5.1)

24.1	Powers of Attorney